                              COLONY OF SPRINGDALE
                              1 KENILWORTH AVENUE
                                SPRINGDALE, OHIO

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                              AS OF APRIL 29, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: COLONY OF SPRINGDALE
    1 KENILWORTH AVENUE
    SPRINGDALE, HAMILTON COUNTY, OHIO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 261 units with a total of 215,680 square feet of rentable area. The improvements were built in 1969. The improvements are situated on 22.0479 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 88% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 29, 2003 is:

                                                 ($10,100,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Brian Johnson
June 30, 2003                              Brian Johnson, MAI
#053272                                    Managing Principal, Real Estate Group

Report By:
Richard Mupo

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                   VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Colony of Springdale
LOCATION:                          1 Kenilworth Avenue
                                   Springdale, Ohio

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     April 29, 2003
DATE OF REPORT:                    June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
        Size:                      22.0479 acres, or 960,407 square feet
        Assessor Parcel No.:       599-0042-0200-00
        Floodplain:                Community Panel No. 390877-5B (December 5,
                                   1990) Flood Zone X, an area outside the
                                   floodplain.
        Zoning:                    RMH-H (Residential Multiple Household High
                                   Density)

BUILDING:
        No. of Units:              261 Units
        Total NRA:                 215,680 Square Feet
        Average Unit Size:         826 Square Feet
        Apartment Density:         11.8 units per acre
        Year Built:                1969

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION
---------------------------------------------------------------------------------
                                           Market Rent
                            Square      -----------------    Monthly     Annual
  Unit Type                  Feet       Per Unit   Per SF    Income      Income
--------------              ------      --------   ------   --------   ----------
1Br/1Ba - 1A10                620       $    510   $ 0.82   $ 40,800   $  489,600
2Br/1Ba - 2A10                890       $    620   $ 0.70   $ 59,520   $  714,240
2B/1.5B-2A15                  920       $    650   $ 0.71   $ 35,100   $  421,200
3B/1.5B-3A15                1,020       $    825   $ 0.81   $ 24,750   $  297,000
Effic. - EA10                 360       $    450   $ 1.25   $    450   $    5,400
                                                            --------   ----------
                                                   Total    $160,620   $1,927,440
                                                            ========   ==========

OCCUPANCY:                                  88%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              20 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

REMAINING ECONOMIC LIFE:                           25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - TYPICAL RESIDENTIAL BUILDING    [EXTERIOR - STREET SCENE (RTE 4)
            PICTURE]                                    PICTURE]
                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
        As Vacant:             Hold for future multi-family development
        As Improved:           Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                            Amount              $/Unit
Potential Rental Income                          $1,927,440          $7,385
Effective Gross Income                           $1,982,045          $7,594
Operating Expenses                               $922,557            $3,535              46.5% of EGI
Net Operating Income:                            $994,238            $3,809

Capitalization Rate                              9.75%
DIRECT CAPITALIZATION VALUE                      $9,900,000 *        $37,931 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                   10 years
2002 Economic Vacancy                            12%
Stabilized Vacancy & Collection Loss:            8%
Lease-up / Stabilization Period                  24 months
Terminal Capitalization Rate                     10.25%
Discount Rate                                    11.50%
Selling Costs                                    2.00%
Growth Rates:
        Income                                   3.00%
        Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                       $10,200,000*        $39,080 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE           $10,100,000         $38,697 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
        Range of Sales $/Unit (Unadjusted)       $30,130 to $59,942
        Range of Sales $/Unit (Adjusted)         $34,189 to $43,650
VALUE INDICATION - PRICE PER UNIT                $9,900,000 *        $37,931 / UNIT

EGIM ANALYSIS

        Range of EGIMs from Improved Sales       4.92 to 7.13
        Selected EGIM for Subject                5.25
        Subject's Projected EGI                  $1,982,045
EGIM ANALYSIS CONCLUSION                         $10,100,000 *       $38,697 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                 $9,900,000 *        $37,931 / UNIT

RECONCILED SALES COMPARISON VALUE                $10,000,000         $38,314 / UNIT

---------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
        Price Per Unit                                    $9,900,000
        NOI Per Unit                                      $9,900,000
        EGIM Multiplier                                   $10,100,000
INDICATED VALUE BY SALES COMPARISON                       $10,000,000        $38,314 / UNIT

INCOME APPROACH:
        Direct Capitalization Method:                     $9,900,000
        Discounted Cash Flow Method:                      $10,200,000
INDICATED VALUE BY THE INCOME APPROACH                    $10,100,000        $38,697 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                      $10,100,000        $38,697 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1 Kenilworth Avenue, Springdale, Hamilton County, Ohio. Springdale identifies it as 599-0042-0200-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Richard Mupo on April 29, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Richard Mupo performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Richard Mupo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 29, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Colony of Springdale Associates Ltd.. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Springdale, Ohio. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - I-747
West  - Cameron Road
South - Glen Sharon Road
North - Northland Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include John Morrel Meat Packing, Avon, and Fox Foods. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                              NEIGHBORHOOD DEMOGRAPHICS
----------------------------------------------------------------------------------------
                                                   AREA
                                 ------------------------------------------
    CATEGORY                     1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS      MSA
----------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                   6,758         48,564         158,731     1,664,158
5-Year Population                    6,760         47,563         158,567     1,714,553
% Change CY-5Y                         0.0%         -2.1%       -     0.1%          3.0%
Annual Change CY-5Y                    0.0%         -0.4%             0.0%          0.6%

HOUSEHOLDS
Current Households                   3,029         19,873          64,254       657,789
5-Year Projected Households          3,116         19,956          65,809       690,743
% Change CY - 5Y                       2.9%           0.4%            2.4%          5.0%
Annual Change CY-5Y                    0.6%           0.1%            0.5%          1.0%

INCOME TRENDS
Median Household Income            $37,817        $48,885        $ 52,908    $   44,599
Per Capita Income                  $23,662        $25,143        $ 25,855    $   24,315
Average Household Income           $52,145        $60,758        $ 63,830    $   61,515

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                            HOUSING TRENDS
--------------------------------------------------------------------------------------
                                                   AREA
                                 ------------------------------------------
    CATEGORY                     1-MI. RADIUS   3-MI. RADIUS   5-MI. RADIUS      MSA
--------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting             50.13%         35.31%         33.08%        31.34%
5-Year Projected % Renting          51.73%         35.61%         33.52%        30.41%

% of Households Owning              45.08%         59.25%         61.49%        62.66%
5-Year Projected % Owning           43.62%         58.95%         61.19%        63.89%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Assisted Living Facility
South - Retirement Residential Community
East  - Commercial Buildings
West  - Route 4  /  Small Office Buildings

CONCLUSIONS

The subject is well located within the city of Springdale. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                 MARKET ANALYSIS

The subject property is located in the city of Springdale in Hamilton County. The overall pace of development in the subject's market is more or less decreasing. There has been no new construction in the subject's immediate neighborhood. Most of the activity has occurred in the Northeast Submarket and to the north of the subject along the West Chester / I-75 corridor. New development has slowed considerably since it reached its peak in 2001, when over 2,500 units were delivered to the market. Most current activity is tied to projects that were initiated prior to 2002. New delivery in 2002 declined to roughly 1,200 units. The following table illustrates historical vacancy rates for the subject's market.

                        HISTORICAL VACANCY RATE
-----------------------------------------------------------------------
Period                                          Region        Submarket
------                                          ------        ---------
 2Q00                                             4.4%           4.1%
 4Q00                                             7.3%           6.2%
 2Q01                                             6.6%           5.9%
 4Q01                                            11.9%           9.4%
 2Q02                                             8.5%           7.5%
 4Q02                                            12.4%          11.1%
Source - CB Richard Ellis Apartment Report

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancy has been on a general decline since 2000 due to weakening economic conditions, increasing new development and declining absorption rates. As previously indicated, new construction has diminished and the market is likely to stabilize over the next 12 months. Rental concessions equal to one free month of rent are typical, and are likely to remain in place until the market recovers. The subject's submarket has slightly outperformed the overall market over the past few years. Occupancy for Class B properties tends to be higher than that of newer Class A product.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                     HISTORICAL AVERAGE RENT
--------------------------------------------------------------------------------------------
Period                                    Region   % Change          Submarket      % Change
------                                    ------   --------          ---------      --------
2Q00                                       $620         -             $   608            -
4Q00                                       $640       3.2%            $   606        - 0.3%
2Q01                                       $650       1.6%            $   626          3.3%
4Q01                                       $653       0.5%            $   615        - 1.8%
2Q02                                       $662       1.4%            $   631          2.6%
4Q02                                       $641     - 3.2%            $   600        - 4.9%
Source - CB Richard Ellis Apartment Report

The following table illustrates a summary of the subject's competitive set.

                                             COMPETITIVE PROPERTIES
--------------------------------------------------------------------------------------------------------------
No.                    Property Name                Units      Ocpy.  Year Built     Proximity to subject
---                    -------------                -----      -----  ----------     --------------------
R-1                 Waterstone Place                 173        85%      1965     2 Miles east of the subject
R-2                 Forest Park Apartments           412        96%      1965     1/2 Mile west of the subject
R-3                 Versailles Village               180        96%      1970     1/2 Mile west of the subject
R-4                 Carriage Court                   192        96%      1987     1/2 Mile north of subject
Subject             Colony of Springdale             261        88%      1969

Effective rents have generally declined in 2002 and are projected to remain stagnant or decline further into 2003. Discussions with area property managers revealed that larger 3-BR units maintain the highest occupancy levels and are the least effected by the noted decline in rents.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                 22.0479 acres, or 960,407 square feet
 Shape                     Irregular
 Topography                Level
 Utilities                 All necessary utilities are available to the site.
 Soil Conditions           Stable
 Easements Affecting Site  None other than typical utility easements
 Overall Site Appeal       Good
 Flood Zone:
   Community Panel         390877-5B, dated December 5, 1990
   Flood Zone              Zone X
 Zoning                    RMH-H, the subject improvements represent a legal
                           conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002
-----------------------------------------------------------------------------------------
                                                                 TAX RATE/      PROPERTY
 PARCEL NUMBER            LAND       BUILDING        TOTAL       MILL RATE       TAXES
-----------------------------------------------------------------------------------------
599-0042-0200-00        $508,240    $2,620,660    $3,128,900      0.04516       $ 141,303

IMPROVEMENT ANALYSIS
  Year Built               1969
  Number of Units          261
  Net Rentable Area        215,680 Square Feet
  Construction:
    Foundation             Reinforced concrete slab
    Frame                  Heavy or light wood
    Exterior Walls         Brick or masonry
    Roof                   Composition shingle over a wood truss structure
  Project Amenities        Amenities at the subject include a swimming pool,
                           basketball court, tennis court, playground, barbeque
                           equipment, meeting hall, laundry room, business
                           office, and secured parking.
  Unit Amenities           Individual unit amenities include a balcony, cable TV
                           connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                           dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                                   Unit Area
  Unit Type                Number of Units         (Sq. Ft.)
  ---------                ---------------         ---------
1Br/1Ba - 1A10                  80                     620
2Br/1Ba - 2A10                  96                     890
2B/1.5B-2A15                    54                     920
3B/1.5B-3A15                    30                   1,020
Effic. - EA10                    1                     360

Overall Condition                         Average

Effective Age                             20 years

Economic Life                             45 years

Remaining Economic Life                   25 years

Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1969 and consist of a 261-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                COMPARABLE               COMPARABLE               COMPARABLE
            DESCRIPTION                 SUBJECT                   I - 1                    I - 2                    I - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Colony of Springdale  Goldcrest Apartments      Magnolia Pointe         Cambridge Park
LOCATION:
  Address                         1 Kenilworth Avenue   11365 Lippelman Road      484 Old State Rt 74     1088 E. Crescentville Rd
  City, State                     Springdale, Ohio      Cincinnati, OH            Cincinnati, OH          West Chester Twp, OH
  County                          Hamilton              Hamilton                  Hamilton                Butler
PHYSICAL
CHARATERISTICS:
  Net Rentable Area (SF)          215,680               156,320                   129,360                 166,440
  Year Built                      1969                  1965                      1972                    1973
  Number of Units                 261                   173                       108                     196
  Unit Mix:                            Type      Total    Type            Total     Type          Total     Type            Total
                                  1Br/1Ba - 1A10  80    1Br/1Ba            59     1Br/1Ba          18     1Br/1Ba             68
                                  2Br/1Ba - 2A10  96    2Br/1Ba           114     2Br/1Ba          84     2Br/1.5Ba          104
                                  2B/1.5B - 2A15  54                              3Br/1Ba           3     3Br/2Ba             24
                                  3B/1.5B - 3A15  30                              Efficiency        3
                                  Effic.  - EA10   1
  Average Unit Size (SF)          826                   904                       1,198                   849
  Land Area (Acre)                22.0479               8.8000                    6.6800                  13.8950
  Density (Units/Acre)            11.8                  19.7                      16.2                    14.1
  Parking Ratio (Spaces/Unit)     2.67                  1.73                      1.85                    2.04
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered  Open, Covered             Open, Covered           Open, Covered
CONDITION:                        Average               Fair                      Average                 Average
APPEAL:                           Average               Average                   Average                 Average
AMENITIES:
  Pool/Spa                        Yes/No                Yes/No                    Yes/No                  Yes/No
  Gym Room                        No                    Yes                       No                      No
  Laundry Room                    Yes                   Yes                       Yes                     Yes
  Secured Parking                 Yes                   No                        No                      Yes
  Sport Courts                    Yes                   No                        No                      No
  Washer/Dryer Connection         No                    No                        No                      Yes
                                                                                  Clubhouse
OCCUPANCY:                        88%                   90%                       95%                     95%
TRANSACTION DATA:
  Sale Date                                             May, 2002                 August, 2002            September, 2001
  Sale Price ($)                                        $5,212,500                $3,850,000              $7,108,000
  Grantor                                               C-K Goldcrest LLC         RL Magnolia Ltd.        New Plan Excel Realty
  Grantee                                               Goldcrest LLC             M. & D. Weigel          C-K Cambridge Park
  Sale Documentation                                    Book 8920, Page 1813      Book 1497, Page 2449    Book 6684, Page 934
  Verification                                          Seller                    Buyer                   Seller
  Telephone Number                                      516-466-9440              513-489-3363            212-869-3000
ESTIMATED PRO-FORMA:                                      Total $  $/Unit $/SF     Total $ $/Unit  $/SF    Total $   $/Unit  $/SF
  Potential Gross Income                                $1,176,780 $6,802 $7.53   $660,960 $6,120 $ 5.11  $1,421,664 $7,253 $8.54
  Vacancy/Credit Loss                                   $  117,678 $  680 $0.75   $ 33,660 $  312 $ 0.26  $   71,083 $  363 $0.43
  Effective Gross Income                                $1,059,102 $6,122 $6.78   $627,300 $5,808 $ 4.85  $1,350,581 $6,891 $8.11
  Operating Expenses                                    $  504,252 $2,915 $3.23   $240,000 $2,222 $ 1.86  $  526,090 $2,684 $3.16
  Net Operating Income                                  $  554,850 $3,207 $3.55   $387,300 $3,586 $ 2.99  $  824,491 $4,207 $4.95
NOTES:                                                  This property previously  None                    None
                                                        sold in September 2001
                                                        for $30,462 per unit.
                                                        Complex needed
                                                        renovation at sale.
  PRICE PER UNIT                                                $ 30,130                 $ 35,648                 $ 36,265
  PRICE PER SQUARE FOOT                                         $  33.35                 $  29.76                 $  42.71
  EXPENSE RATIO                                                     47.6%                    38.3%                    39.0%
  EGIM                                                              4.92                     6.14                     5.26
  OVERALL CAP RATE                                                 10.64%                   10.06%                   11.60%
  Cap Rate based on Pro Forma or                                PRO FORMA                PRO FORMA                PRO FORMA
   Actual Income?

                                          COMPARABLE               COMPARABLE
            DESCRIPTION                     I - 4                     I - 5
------------------------------------------------------------------------------------
  Property Name                   Windsor at Union Station  The Huntington
LOCATION:
  Address                         8197 Meeting Street       11755 Norbourne Drive
  City, State                     West Chester, OH          Cincinnati, OH
  County                          Butler                    Hamilton
PHYSICAL
CHARATERISTICS:
  Net Rentable Area (SF)          318,571                   161,573
  Year Built                      1989                      1985
  Number of Units                 347                       212
  Unit Mix:                         Type          Total      Type             Total
                                  1Br/1Ba          207      1Br/1Ba            122
                                  2Br/2Ba          140      2Br/1Ba             24
                                                            2Br/2Ba             66
  Average Unit Size (SF)          918                       762
  Land Area (Acre)                11.7500                   14.0810
  Density (Units/Acre)            29.5                      15.1
  Parking Ratio (Spaces/Unit)     1.88                      N/A
  Parking Type (Gr., Cov., etc.)  Open, Covered             Garage,  Open, Covered
CONDITION:                        Good                      Good
APPEAL:                           Good                      Average
AMENITIES:
  Pool/Spa                        Yes/Yes                   Yes/Yes
  Gym Room                        Yes                       Yes
  Laundry Room                    No                        No
  Secured Parking                 Yes                       Yes
  Sport Courts                    Yes                       No
  Washer/Dryer Connection         Yes                       Yes
                                  Clubhouse                 Clubhouse
OCCUPANCY:                        94%                       92%
TRANSACTION DATA:
  Sale Date                       March, 2001               February, 2001
  Sale Price ($)                  $20,800,000               $9,700,000
  Grantor                         Windsor at Union Station  Aetna Life Insurance Co.
                                  LP
  Grantee                         Union Station of          Huntington Advisors LLC
                                  Westchester LLC
  Sale Documentation              Book 6573, Page 753       Book 8500, Page 1477
  Verification                    Buyer                     Seller
  Telephone Number                937-434-3095              860-275-2140
ESTIMATED PRO-FORMA:                Total $  $/Unit $/SF      Total $  $/Unit  $/SF
  Potential Gross Income          $3,103,680 $8,944 $9.74   $1,716,636 $8,097 $10.62
  Vacancy/Credit Loss             $  186,221 $  537 $0.58   $  137,331 $  648 $ 0.85
  Effective Gross Income          $2,917,459 $8,408 $9.16   $1,579,305 $7,450 $ 9.77
  Operating Expenses              $  875,238 $2,522 $2.75   $  697,575 $3,290 $ 4.32
  Net Operating Income            $2,042,221 $5,885 $6.41   $  881,730 $4,159 $ 5.46
NOTES:                            Younger Class A complex   Younger complex.
                                  in superior location.
  PRICE PER UNIT                          $ 59,942                  $ 45,755
  PRICE PER SQUARE FOOT                   $  65.29                  $  60.03
  EXPENSE RATIO                               30.0%                     44.2%
  EGIM                                        7.13                      6.14
  OVERALL CAP RATE                            9.82%                     9.09%
  Cap Rate based on Pro Forma or          ACTUAL                    PRO FORMA
   Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $30,130 to $59,942 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,189 to $43,650 per unit with a mean or average adjusted price of $38,894 per unit. The median adjusted price is $38,179 per unit. Based on the following analysis, we have concluded to a value of $39,000 per unit, which results in an "as is" value of $9,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

SALES ADJUSTMENT GRID

                                                                 COMPARABLE               COMPARABLE              COMPARABLE
            DESCRIPTION                    SUBJECT                 I - 1                    I - 2                    I - 3
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                      Colony of Springdale  Goldcrest Apartments    Magnolia Pointe         Cambridge Park
  Address                            1 Kenilworth Avenue   11365 Lippelman Road    484 Old State Rt 74     1088 E. Crescentville Rd
  City                               Springdale, Ohio      Cincinnati, OH          Cincinnati, OH          West Chester Twp, OH
  Sale Date                                                May, 2002               August, 2002            September, 2001
  Sale Price ($)                                           $5,212,500              $3,850,000              $7,108,000
  Net Rentable Area (SF)             215,680               156,320                 129,360                 166,440
  Number of Units                    261                   173                     108                     196
  Price Per Unit                                           $30,130                 $35,648                 $36,265
  Year Built                         1969                  1965                    1972                    1973
  Land Area (Acre)                   22.0479               8.8000                  6.6800                  13.8950
VALUE ADJUSTMENTS                        DESCRIPTION          DESCRIPTION     ADJ.    DESCRIPTION     ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed            Fee Simple Estate    Fee Simple Estate   0%  Fee Simple Estate   0%  Fee Simple Estate    0%
  Financing                                                Cash To Seller      0%  Cash To Seller      0%  Cash To Seller       0%
  Conditions of Sale                                       Arm's Length        0%  Arm's Length        0%  Arm's Length         0%
  Date of Sale (Time)                                      05-2002             3%  08-2002             2%  09-2001              5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $30,959                 $36,361                    $37,988
  Location                                                 Comparable          0%  Inferior           20%  Comparable           0%
  Number of Units                    261                   173                 0%  108                -5%  196                  0%
  Quality / Appeal                   Good                  Comparable          0%  Comparable          0%  Comparable           0%
  Age / Condition                    1969                  1965 / Fair        20%  1972 / Average      0%  1973 / Average       0%
  Occupancy at Sale                  88%                   90%                 0%  95%                -5%  95%                 -5%
  Amenities                          Good                  Comparable          0%  Comparable          0%  Superior            -5%
  Average Unit Size (SF)             826                   904                 0%  1,198              -5%  849                  0%
PHYSICAL ADJUSTMENT                                                           20%                      5%                     -10%
FINAL ADJUSTED VALUE ($/UNIT)                                     $37,150                 $38,179                   $34,189

                                            COMPARABLE               COMPARABLE
            DESCRIPTION                        I - 4                    I - 5
-------------------------------------------------------------------------------------
  Property Name                      Windsor at Union Station  The Huntington
  Address                            8197 Meeting Street       11755 Norbourne Drive
  City                               West Chester, OH          Cincinnati, OH
  Sale Date                          March, 2001               February, 2001
  Sale Price ($)                     $20,800,000               $9,700,000
  Net Rentable Area (SF)             318,571                   161,573
  Number of Units                    347                       212
  Price Per Unit                     $59,942                   $45,755
  Year Built                         1989                      1985
  Land Area (Acre)                   11.7500                   14.0810
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate   0%
  Financing                          Cash To Seller       0%   Cash To Seller      0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length        0%
  Date of Sale (Time)                03-2001              6%   02-2001             6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $63,539                   $48,500
  Location                           Superior           -10%   Comparable          0%
  Number of Units                    347                  0%   212                 0%
  Quality / Appeal                   Superior           -10%   Comparable          0%
  Age / Condition                    1989 / Good         -5%   1985 / Good        -5%
  Occupancy at Sale                  94%                 -5%   92%                 0%
  Amenities                          Superior            -5%   Superior           -5%
  Average Unit Size (SF)             918                  0%   762                 0%
PHYSICAL ADJUSTMENT                                     -35%                     -10%
FINAL ADJUSTED VALUE ($/UNIT)               $41,300                   $43,650

SUMMARY

VALUE RANGE (PER UNIT)        $34,189      TO   $43,650
MEAN (PER UNIT)               $38,894
MEDIAN (PER UNIT)             $38,179
VALUE CONCLUSION (PER UNIT)   $39,000

VALUE OF IMPROVEMENT & MAIN SITE                 $10,179,000
  LESS: LEASE-UP COST                           -$   121,000
  PV OF CONCESSIONS                             -$   191,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $ 9,867,000
ROUNDED                                          $ 9,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                             NOI PER UNIT COMPARISON

                     SALE PRICE               NOI/      SUBJECT NOI
COMPARABLE  NO. OF   ----------    OAR    -----------  --------------  ADJUSTMENT  INDICATED
   NO.      UNITS    PRICE/UNIT             NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
---------------------------------------------------------------------------------------------
    I-1       173   $  5,212,500  10.64%  $   554,850    $  994,238      1.188     $   35,787
                    $     30,130          $     3,207    $    3,809
    I-2       108   $  3,850,000  10.06%  $   387,300    $  994,238      1.062     $   37,867
                    $     35,648          $     3,586    $    3,809
    I-3       196   $  7,108,000  11.60%  $   824,491    $  994,238      0.906     $   32,841
                    $     36,265          $     4,207    $    3,809
    I-4       347   $ 20,800,000   9.82%  $ 2,042,221    $  994,238      0.647     $   38,798
                    $     59,942          $     5,885    $    3,809
    I-5       212   $  9,700,000   9.09%  $   881,730    $  994,238      0.916     $   41,907
                    $     45,755          $     4,159    $    3,809

               PRICE/UNIT                     VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------    ----------------------------------------------------
  Low        High     Average     Median    Estimated Price Per Unit                $     39,000
                                                                                    ------------
$32,841    $41,907    $37,440    $37,867    Number of Units                                  261
                                            Value                                   $ 10,179,000
                                              Less: Lease-Up Cost                  -$    121,000
                                              PV of Concessions                    -$    191,000
                                                                                    ------------
                                            Value Based on NOI Analysis             $  9,867,000
                                                                         Rounded    $  9,900,000

The adjusted sales indicate a range of value between $32,841 and $41,907 per unit, with an average of $37,440 per unit. Based on the subject's competitive position within the improved sales, a value of $39,000 per unit is estimated. This indicates an "as is" market value of $9,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

----------------------------------------------------------------------------------------------
                     SALE PRICE
COMPARABLE  NO. OF   ----------     EFFECTIVE   OPERATING     OER       SUBJECT
   NO.      UNITS    PRICE/UNIT   GROSS INCOME   EXPENSE             PROJECTED OER     EGIM
----------------------------------------------------------------------------------------------
   I-1        173   $  5,212,500  $  1,059,102  $  504,252   47.61%                    4.92
                    $     30,130
   I-2        108   $  3,850,000  $    627,300  $  240,000   38.26%                    6.14
                    $     35,648
   I-3        196   $  7,108,000  $  1,350,581  $  526,090   38.95%                    5.26
                                                                         46.55%
                    $     36,265
   I-4        347   $ 20,800,000  $  2,917,459  $  875,238   30.00%                    7.13
                    $     59,942
   I-5        212   $  9,700,000  $  1,579,305  $  697,575   44.17%                    6.14
                    $     45,755

                    EGIM                     VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
----------------------------------------    ----------------------------------------------------
Low        High       Average    Median     Estimate EGIM                                   5.25
4.92       7.13        5.92       6.14      Subject EGI                             $  1,982,045
                                            Value                                   $ 10,405,735
                                              Less: Lease-Up Cost                  -$    121,000
                                              PV of Concessions                    -$    191,000
                                                                                    ------------
                                            Value Based on EGIM Analysis            $ 10,093,735
                                                                          Rounded   $ 10,100,000

                                                                  Value Per Unit    $     38,697

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 46.55% before reserves. The comparable sales indicate a range of expense ratios from 30.00% to 47.61%, while their EGIMs range from 4.92 to 7.13. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $10,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $10,000,000.

Price Per Unit                $  9,900,000
NOI Per Unit                  $  9,900,000
EGIM Analysis                 $ 10,100,000

Sales Comparison Conclusion   $ 10,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                 Unit Area    ------------------
  Unit Type      (Sq. Ft.)    Per Unit    Per SF    %Occupied
-------------------------------------------------------------
1Br/1Ba - 1A10      620        $  517     $ 0.83       90.0%
2Br/1Ba - 2A10      890        $  628     $ 0.71       80.2%
2B/1.5B - 2A15      920        $  690     $ 0.75       96.3%
3B/1.5B - 3A15     1020        $  844     $ 0.83       90.0%
Effic.  - EA10      360        $  459     $ 1.28      100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                  RENT ANALYSIS

                                                                     COMPARABLE RENTS
                                                        ------------------------------------------
                                                           R-1          R-2       R-3       R-4
                                                        ------------------------------------------
                                                        Waterstone Forest Park Versailles Carriage
                                                           Place    Apartments  Village    Court
                                                        ------------------------------------------
                                                                   COMPARISON TO SUBJECT
                                        SUBJECT SUBJECT ------------------------------------------
                         SUBJECT UNIT   ACTUAL  ASKING
  DESCRIPTION                TYPE        RENT    RENT     Similar    Similar    Similar Superior    MIN    MAX   MEDIAN  AVERAGE
------------------------ -------------------------------------------------------------------------------------------------------
Monthly Rent             1BR/1BA - 1A10 $   517 $   539  $   555     $   520   $   555  $   670    $  520 $  670 $  555  $  575
Unit Area (SF)                              620     620      750         662       610      950       610    950    706     743
Monthly Rent Per Sq. Ft.                $  0.83 $  0.87  $  0.74     $  0.79   $  0.91  $  0.71    $ 0.71 $ 0.91 $ 0.76  $ 0.79
Monthly Rent             2BR/1BA - 2A10 $   628 $   649  $   634     $   590   $   645             $  590 $  645 $  634  $  623
Unit Area (SF)                              890     890      888         850       900                850    900    888     879
Monthly Rent Per Sq. Ft.                $  0.71 $  0.73  $  0.71     $  0.69   $  0.72             $ 0.69 $ 0.72 $ 0.71  $ 0.71
Monthly Rent             2B/1.5B-2A15   $   690 $   709  $   670     $   625   $   675  $   738    $  625 $  738 $  673  $  677
Unit Area (SF)                              920     920    1,050       1,183     1,090    1,083     1,050  1,183  1,087   1,102
Monthly Rent Per Sq. Ft.                $  0.75 $  0.77  $  0.64     $  0.53   $  0.62  $  0.68    $ 0.53 $ 0.68 $ 0.63  $ 0.62
Monthly Rent             3B/1.5B-3A15   $   844 $   869              $   730   $   750             $  730 $  750 $  740  $  740
Unit Area (SF)                            1,020   1,020                1,295     1,455              1,295  1,455  1,375   1,375
Monthly Rent Per Sq. Ft.                $  0.83 $  0.85              $  0.56   $  0.52             $ 0.52 $ 0.56 $ 0.54  $ 0.54
Monthly Rent             EFFIC. - EA10  $   459 $   459
Unit Area (SF)                              360     360
Monthly Rent Per Sq. Ft.                $  1.28 $  1.28

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                                GROSS RENTAL INCOME PROJECTION
----------------------------------------------------------------------------------------------
                                                     Market Rent
                                    Unit Area    ------------------     Monthly      Annual
  Unit Type      Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income       Income
----------------------------------------------------------------------------------------------
1Br/1Ba - 1A10         80               620       $  510     $ 0.82    $  40,800  $   489,600
2Br/1Ba - 2A10         96               890       $  620     $ 0.70    $  59,520  $   714,240
2B/1.5B-2A15           54               920       $  650     $ 0.71    $  35,100  $   421,200
3B/1.5B-3A15           30             1,020       $  825     $ 0.81    $  24,750  $   297,000
Effic. - EA10           1               360       $  450     $ 1.25    $     450  $     5,400
                                                              Total    $ 160,620  $ 1,927,440

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                           ------------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,917,937  $ 7,348   $ 1,927,685  $ 7,386   $ 1,940,742  $ 7,436   $ 1,969,960  $ 7,548

  Vacancy                  $   156,914  $   601   $   159,637  $   612   $   137,205  $   526   $    87,500  $   335
  Credit Loss/Concessions  $    63,036  $   242   $   177,813  $   681   $    97,381  $   373   $   130,400  $   500
                           -----------  -------   -----------  -------   -----------  -------   -----------  -------
    Subtotal               $   219,950  $   843   $   337,450  $ 1,293   $   234,586  $   899   $   217,900  $   835
  Laundry Income           $         0  $     0   $         0  $     0   $         0  $     0   $         0  $     0
  Garage Revenue           $         0  $     0   $         0  $     0   $         0  $     0   $         0  $     0
  Other Misc. Revenue      $   118,471  $   454   $   185,159  $   709   $   239,089  $   916   $   207,870  $   796
                           -----------  -------   -----------  -------   -----------  -------   -----------  -------
    Subtotal Other Income  $   118,471  $   454   $   185,159  $   709   $   239,089  $   916   $   207,870  $   796
                           -----------  -------   -----------  -------   -----------  -------   -----------  -------
  Effective Gross Income   $ 1,816,458  $ 6,960   $ 1,775,394  $ 6,802   $ 1,945,245  $ 7,453   $ 1,959,930  $ 7,509

Operating Expenses
  Taxes                    $   156,356  $   599   $   102,211  $   392   $   144,676  $   554   $   150,549  $   577
  Insurance                $    33,602  $   129   $    35,228  $   135   $    39,314  $   151   $    43,271  $   166
  Utilities                $   102,112  $   391   $   117,947  $   452   $    99,308  $   380   $    99,099  $   380
  Repair & Maintenance     $    62,763  $   240   $    65,539  $   251   $    35,512  $   136   $    50,400  $   193
  Cleaning                 $    82,275  $   315   $    99,246  $   380   $    70,162  $   269   $    78,000  $   299
  Landscaping              $         0  $     0   $         0  $     0   $         0  $     0   $         0  $     0
  Security                 $         0  $     0   $         0  $     0   $         0  $     0   $         0  $     0
  Marketing & Leasing      $    43,354  $   166   $    54,952  $   211   $    37,576  $   144   $    36,000  $   138
  General Administrative   $    37,431  $   143   $    40,782  $   156   $    31,975  $   123   $    30,000  $   115
  Management               $    91,554  $   351   $    96,361  $   369   $   114,844  $   440   $    99,317  $   381
  Miscellaneous            $   317,885  $ 1,218   $   352,076  $ 1,349   $   306,078  $ 1,173   $   266,561  $ 1,021
                           -----------  -------   -----------  -------   -----------  -------   -----------  -------
Total Operating Expenses   $   927,332  $ 3,553   $   964,342  $ 3,695   $   879,445  $ 3,370   $   853,197  $ 3,269

  Reserves                 $         0  $     0   $         0  $     0   $         0  $     0   $         0  $     0
                           -----------  -------   -----------  -------   -----------  -------   -----------  -------
Net Income                 $   889,126  $ 3,407   $   811,052  $ 3,107   $ 1,065,800  $ 4,084   $ 1,106,733  $ 4,240

                              ANNUALIZED 2003
                           ---------------------
                                 PROJECTION              AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,950,748  $ 7,474   $ 1,927,440  $ 7,385   100.0%
  Vacancy                  $   215,404  $   825   $    96,372  $   369     5.0%
  Credit Loss/Concessions  $   160,008  $   613   $    57,823  $   222     3.0%
                           -----------  -------   -----------  -------   -----
    Subtotal               $   375,412  $ 1,438   $   154,195  $   591     8.0%
  Laundry Income           $         0  $     0   $         0  $     0     0.0%
  Garage Revenue           $         0  $     0   $         0  $     0     0.0%
  Other Misc. Revenue      $   238,728  $   915   $   208,800  $   800    10.8%
                           -----------  -------   -----------  -------   -----
    Subtotal Other Income  $   238,728  $   915   $   208,800  $   800    10.8%
                           -----------  -------   -----------  -------   -----
  Effective Gross Income   $ 1,814,064  $ 6,950   $ 1,982,045  $ 7,594   100.0%

Operating Expenses
  Taxes                    $   157,004  $   602   $   156,600  $   600     7.9%
  Insurance                $    40,900  $   157   $    44,370  $   170     2.2%
  Utilities                $   151,996  $   582   $    99,180  $   380     5.0%
  Repair & Maintenance     $    77,944  $   299   $    52,200  $   200     2.6%
  Cleaning                 $   122,548  $   470   $    84,825  $   325     4.3%
  Landscaping              $         0  $     0   $         0  $     0     0.0%
  Security                 $         0  $     0   $         0  $     0     0.0%
  Marketing & Leasing      $    53,724  $   206   $    39,150  $   150     2.0%
  General Administrative   $    50,136  $   192   $    33,930  $   130     1.7%
  Management               $    95,292  $   365   $    99,102  $   380     5.0%
  Miscellaneous            $   273,412  $ 1,048   $   313,200  $ 1,200    15.8%
                           -----------  -------   -----------  -------   -----
Total Operating Expenses   $ 1,022,956  $ 3,919   $   922,557  $ 3,535    46.5%

  Reserves                 $         0  $     0   $    65,250  $   250     7.1%
                           -----------  -------   -----------  -------   -----
Net Income                 $   791,108  $ 3,031   $   994,238  $ 3,809    50.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
           ----------------------------------
               GOING-IN           TERMINAL
           ----------------------------------
            LOW      HIGH      LOW      HIGH
           ----------------------------------
RANGE      6.00%    10.00%    7.00%    10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
----------------------------------------------------
  I-1         May-02     90%      $ 30,130    10.64%
  I-2         Aug-02     95%      $ 35,648    10.06%
  I-3         Sep-01     95%      $ 36,265    11.60%
  I-4         Mar-01     94%      $ 59,942     9.82%
  I-5         Feb-01     92%      $ 45,755     9.09%
                                      High    11.60%
                                       Low     9.09%
                                   Average    10.24%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $10,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

DISCOUNTED CASH FLOW ANALYSIS

                                                      COLONY OF SPRINGDALE
-------------------------------------------------------------------------------------------------------------------------------
               YEAR                    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
            FISCAL YEAR                   1            2            3            4            5            6            7
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,927,400   $1,927,440   $1,985,263   $2,044,821   $2,106,166   $2,169,351   $2,234,431

  Vacancy                             $  204,244   $  134,273   $   99,263   $  102,241   $  105,308   $  108,468   $  111,722
  Credit Loss                         $   57,823   $   57,823   $   59,558   $   61,345   $   63,185   $   65,081   $   67,033
  Concessions                         $  160,614   $   57,823   $        0   $        0   $        0   $        0   $        0
                                      ----------------------------------------------------------------------------------------
    Subtotal                          $  422,681   $  249,919   $  158,821   $  163,586   $  168,493   $  173,548   $  178,754

  Laundry Income                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  208,800   $  208,800   $  215,064   $  221,516   $  228,161   $  235,006   $  242,056
                                      ----------------------------------------------------------------------------------------
    Subtotal Other Income             $  208,800   $  208,800   $  215,064   $  221,516   $  228,161   $  235,006   $  242,056
                                      ----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,713,559   $1,886,559   $2,041,506   $2,102,751   $2,165,834   $2,230,809   $2,297,733

OPERATING EXPENSES:
  Taxes                               $  156,600   $  161,298   $  166,137   $  171,121   $  176,255   $  181,542   $  186,989
  Insurance                           $   44,370   $   45,701   $   47,072   $   48,484   $   49,939   $   51,437   $   52,980
  Utilities                           $   99,180   $  102,155   $  105,220   $  108,377   $  111,628   $  114,977   $  118,426
  Repair & Maintenance                $   52,200   $   53,766   $   55,379   $   57,040   $   58,752   $   60,514   $   62,330
  Cleaning                            $   84,825   $   87,370   $   89,991   $   92,691   $   95,471   $   98,335   $  101,285
  Landscaping                         $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   39,150   $   40,325   $   41,534   $   42,780   $   44,064   $   45,386   $   46,747
  General Administrative              $   33,930   $   34,948   $   35,996   $   37,076   $   38,189   $   39,334   $   40,514
  Management                          $   85,678   $   94,316   $  102,075   $  105,138   $  108,292   $  111,540   $  114,887
  Miscellaneous                       $  313,200   $  322,596   $  332,274   $  342,242   $  352,509   $  363,085   $  373,977
                                      ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  909,133   $  942,475   $  975,679   $1,004,949   $1,035,098   $1,066,150   $1,098,135

  Reserves                            $   65,250   $   67,208   $   69,224   $   71,300   $   73,439   $   75,643   $   77,912
                                      ----------------------------------------------------------------------------------------
NET OPERATING INCOME                  $  739,176   $  876,638   $  996,604   $1,026,502   $1,057,297   $1,089,016   $1,121,686
                                      ----------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)        53.1%        50.0%        47.8%        47.8%        47.8%        47.8%        47.8%
  Operating Expense Per Unit          $    3,483   $    3,611   $    3,738   $    3,850   $    3,966   $    4,085   $    4,207

                                  COLONY OF SPRINGDALE
----------------------------------------------------------------------------------------
               YEAR                    APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                   8           9             10           11
----------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,301,464   $2,370,508   $2,441,623   $2,514,872

  Vacancy                             $  115,073   $  118,525   $  122,081   $  125,744
  Credit Loss                         $   69,044   $   71,115   $   73,249   $   75,446
  Concessions                         $        0   $        0   $        0   $        0
                                      -------------------------------------------------
    Subtotal                          $  184,117   $  189,641   $  195,330   $  201,190

  Laundry Income                      $        0   $        0   $        0   $        0
  GarageRevenue                       $        0   $        0   $        0   $        0
                                      -------------------------------------------------
  Other Misc. Revenue                 $  249,318   $  256,798   $  264,502   $  272,437
                                      -------------------------------------------------
    Subtotal Other Income             $  249,318   $  256,798   $  264,502   $  272,437
EFFECTIVE GROSS INCOME                $2,366,665   $2,437,665   $2,510,795   $2,586,119

OPERATING EXPENSES:
  Taxes                               $  192,598   $  198,376   $  204,327   $  210,457
  Insurance                           $   54,570   $   56,207   $   57,893   $   59,630
  Utilities                           $  121,979   $  125,638   $  129,407   $  133,290
  Repair & Maintenance                $   64,199   $   66,125   $   68,109   $   70,152
  Cleaning                            $  104,324   $  107,454   $  110,677   $  113,998
  Landscaping                         $        0   $        0   $        0   $        0
  Security                            $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   48,150   $   49,594   $   51,082   $   52,614
  General Administrative              $   41,730   $   42,982   $   44,271   $   45,599
  Management                          $  118,333   $  121,883   $  125,540   $  129,306
  Miscellaneous                       $  385,196   $  396,752   $  408,655   $  420,915
                                      -------------------------------------------------
TOTAL OPERATING EXPENSES              $1,131,079   $1,165,011   $1,199,962   $1,235,961

  Reserves                            $   80,249   $   82,657   $   85,136   $   87,691
                                      -------------------------------------------------
NET OPERATING INCOME                  $1,155,337   $1,189,997   $1,225,697   $1,262,468
                                      -------------------------------------------------
  Operating Expense Ratio (% of EGI)        47.8%        47.8%        47.8%        47.8%
  Operating Expense Per Unit          $    4,334   $    4,464   $    4,598   $    4,735

                                                             Gross Residual Sale Price $12,316,759 Deferred Maintenance $         0
Estimated Stabilized NOI $994,238  Sales Expense Rate  2.00%    Less: Sales Expense    $   246,335 Add: Excess Land     $         0
                                                                                       -----------
Months to Stabilized           24  Discount Rate      11.50% Net Residual Sale Price   $12,070,423 Other Adjustments    $         0
                                                                                                                        -----------
Stabilized Occupancy         95.0% Terminal Cap Rate  10.25% PV of Reversion           $ 4,064,188 Value Indicated By
                                                             Add: NPV of NOI           $ 6,179,272   "DCF"              $10,243,460
                                                                                       -----------
                                                             PV Total                  $10,243,460             Rounded  $10,200,000

                          "DCF" VALUE SENSITIVITY TABLE

                                      DISCOUNT RATE
------------------------------------------------------------------------------------------
       TOTAL VALUE            11.00%       11.25%       11.50%       11.75%       12.00%
------------------------------------------------------------------------------------------
                    9.75%  $10,800,055  $10,624,060  $10,451,880  $10,283,419  $10,118,585
                   10.00%  $10,688,329  $10,514,820  $10,345,065  $10,178,970  $10,016,443
TERMINAL CAP RATE  10.50%  $10,480,839  $10,311,946  $10,146,694  $ 9,984,992  $ 9,826,752
                   10.75%  $10,384,332  $10,217,586  $10,054,428  $ 9,894,770  $ 9,738,524

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 34
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

INCOME LOSS DURING LEASE-UP

The subject is currently 88% occupied, below our stabilized occupancy projection. We have estimated a 24-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $121,000 as shown in the following table.

          DESCRIPTION                    YEAR 1       YEAR 2
------------------------------------------------------------
"As Is" Net Operating Income            $739,176     $876,638
Stabilized Net Operating Income         $841,655     $912,644

                                        ---------------------
Difference                              $102,479      $36,006

PV of Income Loss During Lease-Up       $120,871

                                        --------
                           Rounded      $121,000
                                        --------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $191,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                              COLONY OF SPRINGDALE

                                                        TOTAL      PER SQ. FT.  PER UNIT    %OF EGI
                                                     ----------------------------------------------
REVENUE
     Base Rent                                        $ 1,927,440    $ 8.94     $ 7,385

     Less: Vacancy & Collection Loss      8.00%       $   154,195    $ 0.71     $   591

     Plus: Other Income
      Laundry Income                                  $         0    $ 0.00     $     0       0.00%
      Garage Revenue                                  $         0    $ 0.00     $     0       0.00%
      Other Misc. Revenue                             $   208,800    $ 0.97     $   800      10.53%
                                                      --------------------------------------------
          Subtotal Other Income                       $   208,800    $ 0.97     $   800      10.53%

EFFECTIVE GROSS INCOME                                $ 1,982,045    $ 9.19     $ 7,594

OPERATING EXPENSES:
     Taxes                                            $   156,600    $ 0.73     $   600       7.90%
     Insurance                                        $    44,370    $ 0.21     $   170       2.24%
     Utilities                                        $    99,180    $ 0.46     $   380       5.00%
     Repair & Maintenance                             $    52,200    $ 0.24     $   200       2.63%
     Cleaning                                         $    84,825    $ 0.39     $   325       4.28%
     Landscaping                                      $         0    $ 0.00     $     0       0.00%
     Security                                         $         0    $ 0.00     $     0       0.00%
     Marketing & Leasing                              $    39,150    $ 0.18     $   150       1.98%
     General Administrative                           $    33,930    $ 0.16     $   130       1.71%
     Management                           5.00%       $    99,102    $ 0.46     $   380       5.00%
     Miscellaneous                                    $   313,200    $ 1.45     $ 1,200      15.80%

TOTAL OPERATING EXPENSES                              $   922,557    $ 4.28     $ 3,535      46.55%

     Reserves                                         $    65,250    $ 0.30     $   250       3.29%

                                                      --------------------------------------------
NET OPERATING INCOME                                  $   994,238    $ 4.61     $ 3,809      50.16%
                                                      --------------------------------------------

     "GOING IN" CAPITALIZATION RATE                          9.75%

     VALUE INDICATION                                 $10,197,308    $47.28     $39,070

     LESS: LEASE-UP COST                             ($   121,000)
     PV OF CONCESSIONS                               ($   191,000)

     "AS IS" VALUE INDICATION
         (DIRECT CAPITALIZATION APPROACH)             $ 9,885,308

                                  ROUNDED             $ 9,900,000    $45.90     $37,931

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 37
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  9.00%        $10,735,084       $10,700,000       $40,996        $49.61
  9.25%        $10,436,514       $10,400,000       $39,847        $48.22
  9.50%        $10,153,659       $10,200,000       $39,080        $47.29
  9.75%        $ 9,885,308       $ 9,900,000       $37,931        $45.90
 10.00%        $ 9,630,376       $ 9,600,000       $36,782        $44.51
 10.25%        $ 9,387,879       $ 9,400,000       $36,015        $43.58
 10.50%        $ 9,156,929       $ 9,200,000       $35,249        $42.66

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                              $10,200,000
Direct Capitalization Method                               $ 9,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $10,100,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 38
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                             Not Utilized
Sales Comparison Approach                                 $10,000,000
Income Approach                                           $10,100,000
Reconciled Value                                          $10,100,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 29, 2003 the market value of the fee simple estate in the property is:

                                   $10,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                               SUBJECT PHOTOGRAPHS

            [PICTURE]                                     [PICTURE]

EXTERIOR - TYPICAL RESIDENTIAL BUILDING          EXTERIOR - STREET SCENE (RTE 4)

            [PICTURE]                                     [PICTURE]

         EXTERIOR - POOL                           INTERIOR - TYPICAL KITCHEN

            [PICTURE]                                     [PICTURE]

    INTERIOR - TYPICAL BATH                      INTERIOR - TYPICAL LIVING AREA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                COMPARABLE I-2             COMPARABLE I-3
GOLDCREST APARTMENTS             MAGNOLIA POINTE            CAMBRIDGE PARK
11365 Lippelman Road           484 Old State Rt 74      1088 E. Crescentville Rd
   Cincinnati, OH                Cincinnati, OH           West Chester Twp, OH

     [PICTURE]                      [PICTURE]                  [PICTURE]

    COMPARABLE I-4               COMPARABLE I-5
WINDSOR AT UNION STATION         THE HUNTINGTON
 8197 Meeting Street          11755 Norbourne Drive
   West Chester, OH              Cincinnati, OH

     [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                     SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                           COMPARABLE
           DESCRIPTION                              SUBJECT                                   R - 1
---------------------------------------------------------------------------------------------------------------------
   Property Name                    Colony of Springdale                      Waterstone Place
   Management Company               Aimco                                     Domain Equity
LOCATION:
   Address                          1 Kenilworth Avenue                       11365 Lippelman Road
   City, State                      Springdale, Ohio                          Cincinnati, Ohio
   County                           Hamilton                                  Hamilton
   Proximity to Subject                                                       2 Miles east of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           215,680                                   156,320
   Year Built                       1969                                      1965
   Effective Age                    20                                        10
   Building Structure Type          Brick & wood siding walls; asphalt        Brick siding walls; flat built-up
                                    shingle roof                              roof
   Parking Type (Gr., Cov., etc.)   Open, Covered                             Open, Covered
   Number of Units                  261                                       173
   Unit Mix:                              Type          Unit   Qty.  Mo. Rent         Type        Unit   Qty.   Mo.
                                    1 1Br/1Ba - 1A10     620    80      $517  1 1BR/1BTH            750   59   $555
                                    2 2Br/1Ba - 2A10     890    96      $628  2 2BR/1BTH - Type 1   850   11   $615
                                    3 2B/1.5B-2A15       920    54      $690  2 2BR/1BTH - Type 2   900   36   $640
                                    4 3B/1.5B-3A15     1,020    30      $844  3 2BR/1BTH - Type 3 1,050   67   $670
                                    5 Effic. - EA10      360     1      $459
   Average Unit Size (SF)           826                                       904
   Unit Breakdown:                    Efficiency      1%   2-Bedroom     57%    Efficiency     0%  2-Bedroom   66%
                                      1-Bedroom      31%   3-Bedroom     11%    1-Bedroom     34%  3-Bedroom    0%
CONDITION:                          Average                                   Good
APPEAL:                             Average                                   Average
AMENITIES:
   Unit Amenities                     Attach. Garage     Vaulted Ceiling        Attach. Garage      Vaulted Ceiling
                                    X Balcony            W/D Connect.         X Balcony             W/D Connect.
                                      Fireplace          Other                  Fireplace           Other
                                    X Cable TV Ready                          X Cable TV Ready
   Project Amenities                X Swimming Pool                           X Swimming Pool
                                      Spa/Jacuzzi        Car Wash               Spa/Jacuzzi         Car Wash
                                    X Basketball Court X BBQ Equipment           Basketball Court   BBQ Equipment

                                      Volleyball Court   Theater Room            Volleyball Court   Theater Room

                                      Sand Volley Ball X Meeting Hall            Sand Volley Ball X Meeting Hall

                                    X Tennis Court     X Secured Parking         Tennis Court       Secured Parking
                                      Racquet Ball     X Laundry Room            Racquet Ball     X Laundry Room
                                      Jogging Track    X Business Office         Jogging Track    X Business Office
                                      Gym Room                                X  Gym Room
                                    X Playground                                 Playground
OCCUPANCY:                          88%                                       85%
LEASING DATA:
   Available Leasing Terms          6 to 15 Months                            6 to 18 Months
   Concessions                      1 Month Free                              None
   Pet Deposit                      $200 - $300                               $200
   Utilities Paid by Tenant:        X Electric         X Natural Gas          X  Electric         X Natural Gas
                                    X Water            X Trash                X  Water            X Trash
   Confirmation                     April 29, 2003; Marianne King (PM)        April 29, 2003; Marianne King (PM)
                                                                              and Domain
   Telephone Number                 (513) 333-0580                            (513) 333-0580
NOTES:                                                                        None

   COMPARISON TO SUBJECT:                                                     Similar

                                               COMPARABLE                                COMPARABLE
           DESCRIPTION                            R - 2                                     R - 3
-------------------------------------------------------------------------------------------------------------------
   Property Name                     Forest Park Apartments                    Versailles Village
   Management Company                Metro-Prop Realty                         Goldcrest Realty
LOCATION:
   Address                           580 Dewdrop Circle                        151 Versailles Drive
   City, State                       Cincinnati, Ohio                          Cincinnati, Ohio
   County                            Hamilton                                  Hamilton
   Proximity to Subject              1/2 Mile west of the subject              1/2 Mile west of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)            413,944                                   173,340
   Year Built                        1965                                      1970
   Effective Age                     20                                        20
   Building Structure Type           Brick siding walls; flat                  Brick siding walls; asphalt
                                     built-up roof                             shingle roof
   Parking Type (Gr., Cov., etc.)    Open, Covered                             Open, Covered
   Number of Units                   412                                       180
   Unit Mix:                            Type        Unit   Qty    Mo.              Type         Unit  Qty.   Mo.
                                     1 1BR/1BTH      662    68   $520          1 1BR/1BTH        610    28   $555
                                     2 2BR/1BTH      850   154   $590          2 2BR/1BTH        900    58   $645
                                     3 2BR/1.5BTH  1,183    76   $625          3 2BR/1.5BTH    1,090    14   $675
                                     4 3BR/1.5BTH  1,295   110   $730          4 3BR/2BTH      1,455    24   $750

   Average Unit Size (SF)            1,001                                     963
   Unit Breakdown:                     Efficiency  0%      2-Bedroom  56%        Efficiency   0%  2-Bedroom   40%
                                       1-Bedroom  17%      3-Bedroom  27%        1-Bedroom   16%  3-Bedroom   13%
CONDITION:                           Average                                   Average
APPEAL:                              Average                                   Average
AMENITIES:
   Unit Amenities                      Attach. Garage      Vaulted Ceiling       Attach. Garage      Vaulted Ceiling
                                     X Balcony             W/D Connect.        X Balcony             W/D Connect.
                                       Fireplace           Other               X Fireplace           Other
                                     X Cable TV Ready                          X Cable TV Ready
   Project Amenities                 X Swimming Pool                           X Swimming Pool
                                       Spa/Jacuzzi         Car Wash              Spa/Jacuzzi         Car Wash
                                       Basketball Court    BBQ Equipment         Basketball Court    BBQ Equipment
                                       Volleyball Court    Theater Room          Volleyball Court    Theater Room
                                       Sand Volley Ball X  Meeting Hall          Sand Volley Ball X  Meeting Hall
                                     X Tennis Court        Secured Parking     X Tennis Court        Secured Parking
                                       Racquet Ball     X  Laundry Room          Racquet Ball     X  Laundry Room
                                       Jogging Track    X  Business Office       Jogging Track    X  Business Office
                                       Gym Room                                  Gym Room
                                       Playground                                Playground
OCCUPANCY:                           96%                                       96%
LEASING DATA:
   Available Leasing Terms           6 to 15 Months                            6 to 15 Months
   Concessions                       1 Month Free                              1 Month Free
   Pet Deposit                       $200 - $300                               $200 - $300
   Utilities Paid by Tenant:         X Electric         X  Natural Gas         X Electric        X Natural Gas
                                     X Water            X  Trash               X Water           X Trash
   Confirmation                      April 29, 2003; Marianne King             April 29, 2003; Marianne King
                                     (PM) and Metro-                           (PM) and Goldcrest
   Telephone Number                  (513) 333-0580                            (513) 333-0580
NOTES:                               None                                      None

   COMPARISON TO SUBJECT:            Similar                                   Similar

                                                       COMPARABLE
           DESCRIPTION                                    R - 4
------------------------------------------------------------------------------------
   Property Name                     Carriage Court
   Management Company                Ackerman Enterprises
LOCATION:
   Address                           11580 Olde Gate Drive
   City, State                       Springdale, Ohio
   County                            Hamilton
   Proximity to Subject              1/2 Mile north of subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)            201,600
   Year Built                        1987
   Effective Age                     15
   Building Structure Type           Brick & wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)    Open, Covered
   Number of Units                   192
   Unit Mix:                             Type        Unit   Qty.   Mo.
                                     1 1BR/1.5BTH     950    48   $670
                                     3 1BR/1.5BTH   1,000    48   $705
                                     3 2BR/2BTH     1,050    48   $738
                                     3 2BR/2BTH     1,200    48   $770

   Average Unit Size (SF)            1,050
   Unit Breakdown:                      Efficiency  0%  2-Bedroom  50%
                                        1-Bedroom  50%  3-Bedroom
CONDITION:                           Slightly Superior
APPEAL:                              Good
AMENITIES:
   Unit Amenities                       Attach. Garage   X Vaulted Ceiling
                                     X  Balcony            W/D Connect.
                                     X  Fireplace          Other
                                     X  Cable TV Ready
   Project Amenities                 X  Swimming Pool
                                     X  Spa/Jacuzzi        Car Wash
                                        Basketball Court   BBQ Equipment

                                        Volleyball Court   Theater Room

                                        Sand Volley Ball X Meeting Hall

                                        Tennis Court       Secured Parking
                                        Racquet Ball     X Laundry Room
                                        Jogging Track    X Business Office
                                     X  Gym Room
                                         Playground
OCCUPANCY:                           96%
LEASING DATA:
   Available Leasing Terms           6 to 15 Months
   Concessions                       1 Month Free
   Pet Deposit                       $200 - $300
   Utilities Paid by Tenant:         X  Electric         X Natural Gas
                                     X  Water            X Trash
   Confirmation                      April 29, 2003; Marianne King (PM) and Ackerman
   Telephone Number                  (513) 333-0580
NOTES:                               None

   COMPARISON TO SUBJECT:            Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1           COMPARABLE R-2               COMPARABLE R-3
    WATERSTONE PLACE       FOREST PARK APARTMENTS        VERSAILLES VILLAGE
  11365 Lippelman Road      580 Dewdrop Circle          151 Versailles Drive
    Cincinnati, Ohio         Cincinnati, Ohio             Cincinnati, Ohio
       [PICTURE]                [PICTURE]                     [PICTURE]

     COMPARABLE R-4
     CARRIAGE COURT
 11580 Olde Gate Drive
    Springdale, Ohio
       [PICTURE]                   N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Richard Mupo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- F. Brian Johnson
                                                ----------------------------
                                                     Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                              F. BRIAN JOHNSON, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation               Mr. Johnson has completed appraisals for securitization
                         and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                         Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

 Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

 Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION                Fairleigh Dickinson
                          Bachelor of Science - Finance

STATE CERTIFICATIONS     State of New Jersey, General Appraiser, #42RG00158300

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

PROFESSIONAL             Appraisal Institute, MAI Designated Member
 AFFILIATIONS

VALUATION AND            Several courses are completed on an annual basis as
 SPECIAL COURSES         part of the continuing education requirements of the
                         Appraisal Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS             "Operational Items to Consider When Appraising a
                         Regional Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.